Exhibit 5(a)

                               OPINION OF COUNSEL

                                February 4, 2002

Coach, Inc.
516 West 34th Street
New York, New York 10001

             Re:  Coach, Inc. - Registration Statement on Form S-8
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Ladies and Gentlemen:

         We have served as Maryland counsel to Coach, Inc., a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the registration of up to 2,400,000 shares (the "Shares") of common stock, $.01 par value per share, of the Company ("Common Stock") covered by the above-referenced Registration Statement, and all amendments thereto (the "Registration Statement"), filed on or about the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Shares are issuable pursuant to (i) the Company's 2000 Stock Incentive Plan (the "Incentive Plan") and (ii) the Company's 2001 Employee Stock Purchase Plan (the "Purchase Plan" and, together with the Incentive Plan, the "Plans"). Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

         In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

         1. The charter of the Company (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

         2. The Bylaws of the Company (the "Bylaws"), certified as of the date hereof by an officer of the Company;

         3. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

         4. Resolutions adopted by the Board of Directors of the Company relating to the adoption of the Plans and the issuance and registration of the Shares (the "Director Resolutions"), certified as of the date hereof by an officer of the Company;

         5. Minutes of the 2001 Annual Meeting of the Stockholders of the Company, certified as of the date hereof by an officer of the Company;
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         6.    A copy of each of the Plans, certified as of the date hereof by an officer of the Company;

         7. A certificate executed by an officer of the Company, dated the date hereof;

         8.    The Registration Statement; and

         9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

         In expressing the opinion set forth below, we have assumed the following:

         1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

         2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

         3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

         4. Any Documents submitted to us as originals are authentic. The form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. Any Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

         5. Upon issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue, and the Shares will not be issued or transferred in violation of any restriction or limitation contained in the Charter or the Plans.

         6. Each option, restricted stock unit, right or other security exercisable or exchangeable for a Share will have been duly authorized, validly granted and duly exercised or exchanged in accordance with the terms of the Plans, including any option agreement entered into in connection therewith, at the time of any exercise of such option, restricted stock unit, right or other security.

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         Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

         1. The Shares are duly authorized for issuance and, when and to the extent issued in accordance with the Charter, the Bylaws, the Resolutions and the Plans, will be validly issued, fully paid and nonassessable.

         The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, any federal or state laws regarding fraudulent transfers, or any real estate syndication laws of the State of Maryland. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

         We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

         This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

                                      Very truly yours,


                                      /s/ Ballard Spahr Andrews & Ingersoll, LLP


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